CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-14381 and 333-208407 of the Procter & Gamble Company on Form S-8 of our report dated December 16, 2016, appearing in this Annual Report on Form 11-K of The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company for the year ended June 30, 2016.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
December 16, 2016